EXHIBIT 4.5

[FORM OF EXECUTIVE DIRECTOR LOCK-UP LETTER]

                 , 2004

Morgan Stanley Securities Limited

SG Cowen & Co., LLC

c/o Morgan Stanley Securities Limited

25 Cabot Square

Canary Wharf

London

E14 4QA

Dear Sirs and Mesdames:

The undersigned understands that Morgan Stanley Securities Limited (“Morgan Stanley”) and SG Cowen & Co., LLC (“SG Cowen”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Cyclacel Group plc, a public limited company incorporated under the laws of England and Wales (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley and SG Cowen (the “Underwriters”), of        of the Company’s ordinary shares, nominal value £0.01 (the “Shares”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that without the prior written consent of Morgan Stanley and SG Cowen on behalf of the Underwriters, it will not and will take reasonable steps to ensure that none of its Connected Persons or persons acting on its or their behalf will, during the period commencing on the date hereof and ending 450 days after the date of admission of the Shares to the Official List of the UK Listing Authority and to trading on the London Stock Exchange’s market for listed securities (“Admission”),

(1)                                  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares or

(2)                                  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares,

whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

The foregoing agreement shall not apply to:

(a)                                  the sale or lending of any Shares to the Underwriters pursuant to the Underwriting Agreement or any securities lending agreement, as the case may be, or

(b)                                 acceptance of a general offer made to all the holders of the issued and allotted shares of the Company for the time being (other than shares held or contracted to be acquired by the offeror or its associates within the meaning of section 430E of the UK Companies Act 1985) made in accordance with the UK City Code on Takeovers and Mergers on terms which treat all such holders alike and which has:

(i)                     become or been declared unconditional in all respects; or

(ii)                  been recommended for acceptance by the directors for the time being of the Company,

or from executing and delivering an irrevocable commitment or undertaking to accept a general offer (without any further agreement to transfer or dispose of any ordinary shares or any interest therein) such as is mentioned above, or

(c)                                  the transfer of any Shares by gift, charitable contribution, will or intestacy, or

(d)                                 the transfer of any Shares to a Connected Person,

provided, however, that in the case of (c) and (d) above, (A) it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this letter agreement, and (B) no such transfer ay include a disposition for value.

In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley and SG Cowen on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 450 days after Admission, make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of ordinary shares except in compliance with the foregoing restrictions.

If:

(1)           during the last 17 days of the 450-day restricted period the Company issues a earnings release or material news or a material event relating to the Company occurs; or

(2)           prior to the expiration of the 450-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 450-day period;

the restrictions imposed by this Lock-Up Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

For the purpose of this Lock-Up Agreement, Connected Person means (in relation to an individual):

(a)           any person or persons acting in his or her capacity as trustee or trustees of a trust of which such individual is the settlor, provided that there are no persons beneficially interested under the trust other than that individual or his spouse or any child under the age of 18; or

(b)           any person who is the spouse, a sibling, a parent or a child of that individual.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

Very truly yours,

(Name)

(Address)